Exhibit 10.1  Confidential

CHANGE OF CONTROL, VOTING AND RESTRICTED STOCK AGREEMENT

This CHANGE OF CONTROL, VOTING AND RESTRICTED STOCK AGREEMENT (the “Agreement”) is signed as of January 28, 2022 (the “Signing Date”), by and among SPAR Group, Inc., a Delaware corporation, and the subsidiaries of SPAR Group, Inc. (collectively the “Company”), Robert G. Brown, an individual (“Brown”), William H. Bartels, an individual (“Bartels”), Spar Administrative Services, Inc., a Nevada corporation (“SAS”), and Spar Business Services, Inc., a Nevada corporation (“SBS,” and collectively with Brown, Bartels and SAS, the “Majority Stockholders” or individually, a “Majority Stockholder”). Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement shall have the meanings set forth in Section 37.

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) and the Majority Stockholders believe that entering into this Agreement and abiding by the terms and conditions of this Agreement are, and will continue to be, in the best interests of the Company and all of its stockholders, including, specifically, but not exclusively, (i) the resolution of current and potential future actions, claims and demands between the Majority Stockholders and the Company, (ii) the establishing of an independent board of directors that will provide for independent governance and oversight of the Company and (iii) enabling the Company’s management to focus on the Company’s operational and financial growth and improvement and driving stockholder value creation;

WHEREAS, as an express condition to the entry into and delivery of this Agreement by the Company, on the Signing Date, the Board approved, and filed with the Securities and Exchange Commission, amendments to the Amended and Restated By-Laws of the Company (the “By-Laws”) in the form attached hereto as Exhibit D;

WHEREAS, Brown represents and warrants as set forth in Exhibit A that as of the Signing Date, Brown beneficially owns or controls only 1,553,925 shares of Common Stock (including in a Roth IRA and an IRA), and is the manager of Innovative Global Technologies (“IGT”) which owns 3,000,000 shares of Common Stock (the “Brown Shares”), provided, however, that Brown specifically represents and warrants that the Brown Shares and Exhibit A do not include any shares of Common Stock held in the SP/R Defined Benefit Trust beneficially owned by Brown or shares of Common Stock held by Persons other than Brown;

WHEREAS, Bartels represents and warrants as set forth in Exhibit A that as of the Signing Date, Bartels beneficially owns or controls only 4,700,153 shares of Common Stock (the “Bartels Shares”), including through various retirement accounts (the “Retirement Shares,” together with the Brown Shares and the Bartels Shares, the “Initial Shares”);

WHEREAS, subject to the terms and conditions hereof, the Company is granting 2,000,000 shares, in the aggregate, of convertible preferred non-voting stock, $0.01, par value per share to the Majority Stockholders, as set forth on Exhibit A hereto (such shares, the “Convertible Shares”, and together with the Initial Shares, any shares of Common Stock issued upon the vesting of the Convertible Shares and any additional shares of Common Stock acquired by any Majority Stockholder after the Signing Date of this Agreement and during the Term, the “Shares”) in exchange for the further consideration set forth herein;

WHEREAS, subject to the terms and conditions hereof, concurrently and with the Signing Date of this Agreement, the Company will make a $250,000 cash payment (the “Payment”) to Brown as set forth on Exhibit A hereto, in exchange for the further consideration set forth herein;

WHEREAS, concurrently and with the Signing Date of this Agreement, the Company is assuming certain financial claims and releasing certain claims related to matters with the Majority Stockholders and Affinity Insurance Company, Ltd. (“Affinity”), as set forth in further detail herein;

WHEREAS, concurrently and with the Signing Date of this Agreement, the Majority Stockholders are releasing any and all claims that any of the Majority Stockholders may have against the Company;

WHEREAS, concurrently and with the Signing Date of this Agreement, the Company is releasing any and all claims that the Company may have against the Majority Stockholders; and

WHEREAS, the Majority Stockholders desire to be subject to certain voting restrictions to be enforced during the term of this Agreement, and such restrictions pursuant to this Agreement are given to facilitate the independent governance, management and operation of the Company and the exercise of voting rights relating to the Shares and are in the best interests of the Company and the Majority Stockholders.

AGREEMENT

NOW THEREFORE, in order to implement the foregoing and in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Issuance of Shares and Payment.

(a)    Issuance of Convertible Shares. Subject to the terms and conditions of this Agreement, as of the Signing Date, the Company hereby grants the Convertible Shares (subject to the vesting requirements set forth in Section 2) to the Majority Stockholders in the respective amounts set forth on Exhibit A hereto. The Company shall issue and deliver to the Majority Stockholders, on the Signing Date and contemporaneously with the execution of this Agreement, fully executed certificate(s) evidencing the grant of the Convertible Shares in the form of Exhibit A-1 hereto to each of the Majority Stockholders in the respective amounts as set forth on Exhibit A hereto.

(b)    Issuance of Payment. Subject to the terms and conditions of this Agreement, upon the Signing Date of this Agreement, the Company shall make the Payment to Brown in the amount set forth on Exhibit A hereto.

(c)    Assumption and Release of Affinity Claims. Upon the Signing Date of this Agreement, subject to the terms and conditions of this Agreement, the Company hereby assumes financial responsibility for, and will pay directly to Affinity, the approximately $440,880 and interest of $32,898 plus all additional interest accrued until paid in full for Affinity claim for the 2014-2015 plan year.

For the avoidance of doubt, the Company shall not assume any obligation or liability for any other known or unknown Affinity claim or amount.

(d)    Assumption of Certain Claims. Upon the Signing Date of this Agreement, subject to the terms and conditions of this Agreement, the Majority Stockholders confirm as their sole responsibility, and assume financial responsibility for, the claims set forth on Section II of Exhibit B hereto (the “Third Party Claims”) as between the Company and any of its Affiliates (excluding, for this purpose, the Majority Stockholders) and the Majority Stockholders; provided, however, that nothing in this Agreement shall prevent the Majority Stockholders from contesting any such amounts with respect to any third parties claiming amounts due pursuant to such Third Party Claims and/or asserting claims, actions or defenses against other Persons or joining such other Persons in such Third Party Claims regarding the joint or several liability of such other Persons regarding such Third Party Claims, excluding in all cases, the Company and its Affiliates.

2.    Vesting of Convertible Shares.

(a)    Vesting Schedule. Subject to each Majority Stockholder’s compliance with all of the terms and conditions of this Agreement, the Convertible Shares shall vest, among the Majority Stockholders, on a pro rata basis, as follows:

(i)          If the Board is comprised of a total of seven members, at least three of whom are Independent Directors (the “Board Composition Requirement”) as of the Signing Date, then: (A) 700,000 Convertible Shares shall vest on the Signing Date; (B) 500,000 Convertible Shares shall vest on May 30, 2022; (C) 400,000 Convertible Shares shall vest on November 10, 2022; and (D) 400,000 Convertible Shares shall vest on November 10, 2023.

(ii)          If the Board Composition Requirement is not satisfied as of the Signing Date, then: (A) 350,000 Convertible Shares shall vest on the Signing Date; (B) 350,000 Convertible Shares shall vest immediately on the day the Board Composition Requirement is satisfied; (C) 700,000 Convertible Shares shall vest on May 30, 2022; (D) 300,000 Convertible Shares shall vest on November 10, 2022; and (E) 300,000 Convertible Shares shall vest on November 10, 2023.

(iii)          In the event that the total beneficial ownership of the Common Stock by (A) the Majority Stockholders, (B) any Family Members of any Majority Stockholders and (C) the Affiliates of any of the Persons listed in clauses (A) and (B) of this Section 2(a)(iii) equals less than 20% of the total outstanding number of shares of the Common Stock for a period of at least 6 months, then on the day immediately following the last day of such six month period all unvested Convertible Shares shall fully vest.

(b)         Change of Control. Notwithstanding Section 2(a) and subject to the Majority Stockholders’ compliance with the terms and conditions of this Agreement, in the event of a Change of Control, any and all unvested Convertible Shares shall vest in full. For the avoidance of doubt, this Agreement, and all of its terms and conditions, shall remain in place following any Change of Control.

(c)         Automatic Conversion to Common Stock.         Upon vesting, the Convertible Shares shall automatically (with no further action required on the part of the Majority Stockholders, the Company or the Board) be converted into such number of shares of Common Stock identical to the product obtained by multiplying the number of shares of convertible preferred non-voting stock represented by the Convertible Shares by 1.5 (as may be adjusted pursuant to Section 18, the “Conversion Ratio”).

(d)         No Voting Rights. The Convertible Shares shall not have any rights or powers to vote. Upon vesting, each share of Common Stock that is issued to any Majority Stockholder pursuant to the Convertible Shares, will be subject to the terms and conditions of this Agreement, including Section 7 hereof.

(f)         No Dividends. No dividends may be paid by the Company to any holder of the Convertible Shares on account of such Convertible Shares.

(g)         Authorized Common Stock. At all times during the Term of this Agreement, the Board shall cause the Company to have that number of shares of authorized but unissued Common Stock necessary for all of the Convertible Shares to fully convert to Common Stock in accordance with the terms of this Agreement.

3.    Investor Representations. Each Majority Stockholder hereby makes the investment representations listed on Exhibit C to the Company as of the Signing Date, and agrees that such representations are incorporated into this Agreement by this reference, such that the Company may rely on them in issuing the Convertible Shares.

4.    Tax Consequences. The Company will not be responsible for filing an election, if any, pursuant to Section 83(b) of the Internal Revenue Code. Each Majority Stockholder has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Each Majority Stockholder is relying solely on its own tax advisors and is not relying on the Company or any of its agents, including any statements or representations of the Company or any of its agents and understands and acknowledges that the relevant tax authorities may challenge, possibly successfully, the intended tax treatment. Each Majority Stockholder understands and agrees that each Majority Stockholder (and not the Company) shall be responsible for any tax liability to the Majority Stockholders. The Company shall be liable for any tax imposed on the Company attributable to the transactions contemplated by this Agreement. All payments (in cash or in-kind) payable to the Majority Stockholders shall be subject to withholding to the extent required by applicable law, and any amounts payable hereunder shall be subject to offset to the extent of any withholding obligations. The Company shall cooperate with the Majority Stockholders using commercially reasonable efforts to mitigate any such required withholding. The value, for tax purposes, of the Convertible Shares when vested hereunder shall be $1.60 per share.

5.    Reserved.

6.    Reserved.

7.    Majority Stockholder and Stockholder Meetings and Written Consent Actions. Except as otherwise provided by Section 9, at all meetings of the stockholders of the Company, the Majority Stockholders agree to (a) take all actions as are reasonably necessary to cause all of the Shares to be counted as present for purposes of establishing a quorum at any such meeting and (b) abstain from voting any Shares on any Covered Matter.

8.    Majority Stockholder Expenses. The Majority Stockholders shall bear all of their expenses incurred in connection with the negotiation and execution of, and compliance with, this Agreement; provided, however, that the Company will reimburse up to $35,000 of legal and financial advisor expenses incurred after January 1, 2021 by the Majority Stockholders in connection with the negotiation and execution of this Agreement upon (a) the execution of this Agreement by all parties hereto and (b) the submission of itemized and detailed invoices to the Company for any such legal expenses.

9.    Covered Matters. This Agreement shall remain in effect during the period commencing on the Signing Date and continuing up and until the earlier of: (1) the date that is the fifth anniversary of the Signing Date and (2) the earlier termination of this Agreement in accordance with its terms (the “Termination Date”) (the period of this Agreement commencing with the Signing Date and ending on the Termination Date is hereinafter referred as the “Term”). During the Term, no Majority Stockholder or any of their respective Affiliates shall have any rights or powers to vote any shares of Common Stock, or to give consents with respect to, grant proxies or take corporate action with regard to any shares of Common Stock, directly or indirectly, alone or in conjunction with other stockholders of the Company, to effectuate any of the following actions:

(a)    act or attempt to act by written consent action;

(b)    submit or attempt to submit any stockholder proposals in advance of any annual or special stockholders meeting of the Company;

(c)    call or attempt to call any special meetings of the Company’s stockholders;

(d)    continue or commence or attempt to continue or commence any legal claims against the Company, including without limitation the matters set forth on Exhibit B attached hereto, except that nothing in this Section 9(d) shall prohibit the Majority Stockholders from asserting any claims or taking any action arising out of, resulting from or relating to a breach or default of this Agreement;

(e)    change or attempt to change the size of the Board;

(f)    appoint or remove or attempt to appoint or remove any director or officer of Company, except as expressly permitted in Section 10;

(g)    amend or attempt to amend the Company’s Certificate of Incorporation or Amended and Restated By-Laws; and

(h)    enter or attempt to enter into any agreement, arrangement or understanding (written or otherwise) with any other Person in an effort to take any action in furtherance of the foregoing.

Notwithstanding the foregoing, if any of the matters listed in Section 9(a)—(h) above (each a “Covered Matter” and collectively, the “Covered Matters”) are the subject of a vote at a meeting of the Company’s stockholders called by the Board, the Majority Stockholders will have the full right to vote any Shares at each stockholder meeting on all proposals, including Covered Matters, and other matters that are put to a stockholder vote as such Majority Stockholder shall determine, in such Majority Stockholder’s sole and absolute discretion; provided, however, that if any stockholder proposals are brought before such meeting with respect to any matters covered by Section 9(g) (the “Prohibited Matters”), then the Majority Stockholders may vote on those stockholder proposals only if such voting is either (i) against any amendments or revisions to the Company’s Certificate of Incorporation or Amended and Restated By-Laws or (ii) authorized, in advance, by all of the Independent Directors and the chief executive officer of the Company.

10.   Director Matters.

(a)    During those periods during the Term when the Board has at least seven members, Brown shall have the right to (i) nominate for election to the Board two directors (which may include Brown, provided that, none of whom may seek, or accept an appointment, to act as Chairman of the Board, Vice Chairman of the Board or Chairman of any of the committees of the Board for the Term of the Agreement) and (ii) replace either of the two directors with another director for any reason or no reason at any time by providing notice to the Board, and the Board, including the Independent Directors, and the Company shall take all actions as are reasonably necessary to elect such directors to the Board. During those periods during the Term when the Board has not less than four nor more than six members, Brown shall have the right to (i) nominate for election to the Board one director (which may include Brown, provided that, such director may not seek, or accept an appointment, to act as Chairman of the Board, Vice Chairman of the Board or Chairman of any of the committees of the Board for the Term of the Agreement) and (ii) replace the director with another director for any reason or no reason at any time by providing notice to the Board, and the Board, including the Independent Directors, and the Company shall take all actions as are reasonably necessary to elect such director to the Board. Notwithstanding the foregoing, if the Board, any committee of the Board, the Company or any member of the Board, individually or collectively, takes any action that results in any such director nominated by Brown being in breach of the terms of the proviso set forth in subsection (i) of the first sentence of this Section 10(a) or the terms of the proviso set forth in subsection (i) of the second sentence of this Section 10(a), such action shall not constitute a Breach of this Agreement by any Majority Stockholder or any other Person.

(b)    During those periods during the Term when the Board has four or more members, Bartels shall have the right to (i) nominate for election to the Board one director (which may include Bartels, provided that, none of whom may seek, or accept an appointment, to act as Chairman of the Board, Vice Chairman of the Board or Chairman of any of the committees of the Board for the Term of the Agreement) and (ii) replace the director with another director for any reason or no reason at any time by providing notice to the Board, and the Board, including the Independent Directors, and the Company shall take all actions as are reasonably necessary to elect such director to the Board. During those periods during the Term when the Board has less than four members, Bartels shall have the right to (i) nominate for election to the Board one director (which may include Brown or Bartels, provided that, such director may not seek, or accept an appointment, to act as Chairman of the Board, Vice Chairman of the Board or Chairman of any of the committees of the Board for the Term of the Agreement) and (ii) replace the director with another director for any reason or no reason at any time by providing notice to the Board, and the Board, including the Independent Directors, and the Company shall take all actions as are reasonably necessary to elect such director to the Board. Notwithstanding the foregoing, if the Board, any committee of the Board, the Company or any member of the Board, individually or collectively, takes any action that results in any such director nominated by Bartels being in breach of the terms of the proviso set forth in subsection (i) of the first sentence of this Section 10(b) or the terms of the proviso set forth in subsection (i) of the second sentence of this Section 10(b), such action shall not constitute a Breach of this Agreement by any Majority Stockholder or any other Person.

(c)    Should either Brown and/or Bartels become deceased or disabled during the Term, the duly authorized representative of Brown or Bartels, as may be applicable, shall have the power and authority to act in the place of Brown or Bartels, as applicable, regarding the actions to be taken under this Section 10 hereof.

11.    Restrictive Covenants. During the Term, each Majority Stockholder and any Affiliates shall not, and each Majority Stockholder shall cause each of its Affiliates not to, at any time while he, she or it is a holder of Common Stock, directly or indirectly, alone or in conjunction with other stockholders of the Company, take any actions in contravention of the Majority Stockholders’ obligations regarding the Covered Matters, or any other term or condition of this Agreement, set forth in this Agreement; provided, however, that the parties acknowledge and agree that with regard to the voting of the Retirement Shares regarding any Prohibited Matter, Bartels will not be in Breach of this covenant as long as Bartels has used his reasonable efforts to notify and direct the legal owner of the Retirement Shares to vote on a Prohibited Matter in accordance with Section 9 regardless of how the legal owner of the Retirement Shares actually votes such shares.

12.   Breach and Default.

(a)    Majority Stockholder Breach. If, during the Term of this Agreement, any of the Majority Stockholders materially breaches or fails to perform or comply with its obligations regarding a Covered Matter or any other material obligation on the part of such Majority Stockholder set forth in this Agreement (a “Breach”), then the Company shall give the Majority Stockholders written notice of such potential Breach within 60 days of the date of the occurrence of the event that constitutes such potential Breach (the “Breach Notice”) specifying, in reasonable detail, the facts and events that constitute the basis of the potential Breach by the Majority Stockholder and the date(s) such acts or omissions occurred. Such Majority Stockholder shall have fifteen business (15) days after the receipt of such Breach Notice to cure the potential Breach; provided, however, that if any such potential Breach cannot reasonably be cured within such fifteen business (15) day period, then the Majority Stockholder shall have an additional fifteen business (15) days to cure such potential Breach and no Breach shall be deemed to exist hereunder so long as the Majority Stockholder commences such cure within the initial fifteen (15) business day period and diligently and in good faith pursues such cure to completion within thirty (30) business days from receipt of the Breach Notice (the “Cure Period”), then the provisions of Section 12(a) shall not apply to any potential Breach which is cured within the Cure Period. In the event the potential Breach has not been cured on or before the end of the Cure Period, then:

(i)    all unvested Convertible Shares shall be forfeited to the Company by the breaching Majority Stockholder; and

(ii)    the Majority Stockholder in Breach beyond the applicable Cure Period shall, at the option of such Majority Stockholder in such Majority Stockholder’s absolute discretion, either: (A) promptly pay to the Company, in cash, the equivalent value of the number of shares of Common Stock issued pursuant to the vested Convertible Shares received under this Agreement multiplied by the market price of said shares on the day of vesting; or (B) return to the Company the shares of Common Stock issued pursuant to the vested Convertible Shares received under this Agreement; provided, however, that, if Brown is in Breach beyond the Cure Period, Brown shall also, at the option of Brown in Brown’s absolute discretion, either: (i) promptly return shares of the Company with a total market price value of $250,000; or (ii) promptly pay to the Company $250,000 in cash (collectively, the “Liquidated Damages”);

Notwithstanding the above or any other provision of this Agreement, in the event that the Majority Stockholders breach Section 9 hereof by voting on a Prohibited Matter without obtaining the prior approval required by subsection (ii) of the last paragraph of Section 9 (the “Prohibited Matter Breach”), then the Company shall give the Majority Stockholders written notice of such potential Breach within fifteen (15) business days of the date of the occurrence of the event that constitutes such potential Breach (the “Prohibited Matters Breach Notice”) specifying, in reasonable detail, the facts and events that constitute the basis of the potential Breach by the Majority Stockholder and the date(s) such acts or omissions occurred. Such Majority Stockholder shall have the same rights, including the Cure Period regarding the Prohibited Matter Breach as provided with regard to a Breach in Section 12(a), and the provisions of Section 12(a) shall not apply to any potential Prohibited Matter Breach which is cured on or before the Cure Period. In the event the potential Prohibited Matter Breach has not been cured on or before the end of the Cure Period all unvested Convertible Shares shall immediately be forfeited to the Company by the breaching Majority Stockholder and the breaching Majority Stockholder shall promptly pay the Liquidated Damages to the Company (the “Prohibited Matter Remedy”).

The parties intend that the Liquidated Damages constitute compensation, and not a penalty. The parties acknowledge and agree that the harm caused by a Breach by any Majority Stockholder would be impossible or very difficult to accurately estimate as of the Signing Date, and that the Liquidated Damages are a reasonable estimate of the anticipated or actual harm that might arise from such a breach.

(b)    Company Breach. If, during the Term of this Agreement, the Company breaches the terms of this Agreement or otherwise fails to comply with its obligations set forth in this Agreement, then in the case of any breach by the Company which is (x) capable of being cured by the Company without prejudice to the rights of any Majority Stockholder, and (y) cured within 30 business days of the delivery of notice of breach by any Majority Stockholder to the Company, then any such breach shall be deemed to have not been a breach of this Agreement. In the event any breach of this Agreement by the Company is not cured or not cured within the time period provided in the immediately preceding sentence, if applicable, then: (i) all unvested Convertible Shares shall immediately vest and shall automatically (with no further action required on the part of the Majority Stockholders, the Company or the Board) be converted into such number of shares of Common Stock identical to the product obtained by multiplying the number of shares of convertible preferred non-voting stock by 1.5; (ii) the Company shall remain obligated to and liable for making the payments and satisfying the obligations set forth in Section 1 hereof; and (iii) the Shares shall no longer be subject to the terms of this Agreement including, without limitation, the obligations with regard to the Covered Matters and Prohibited Matters, the other obligations to vote or refrain from voting the Shares, and all restrictions on transfer of the Shares.

13.    Transfer of Shares and Termination.

(a)    General. This Agreement shall have no further force and effect (i) upon termination of this Agreement pursuant to its terms or (ii) with respect to each of the Majority Stockholders or any of their Affiliates, Family Members or Relatives when such Person no longer beneficially owns any Shares or other voting securities of the Company which are subject to this Agreement.

(b)    Acquisition and Transfer of Shares. Subject to the terms and conditions of this Agreement, each Majority Stockholder shall have the power to Transfer the Shares. If a Majority Stockholder sells any Shares: (i) to a Person which Person is not a Majority Stockholder; (ii) to a Person which Person is not an Affiliate, Family Member or Relative of a Majority Stockholder, (including any trusts or other entities, controlled by, or created for the benefit of, such Affiliate, Family Member or Relative of a Majority Stockholder); or (iii) pursuant to a broker-facilitated trade on a national securities exchange or in the over-the-counter market (each such Transfer is hereinafter referred to as an “Independent Third Party Transfer”), then such Shares shall no longer be subject to the terms of this Agreement as of the effective date of such Independent Third Party Transfer. The Company shall fully cooperate to permit such Independent Third Party Transfer to be completed in a timely manner and in accordance with the instructions and agreements of the parties to the Independent Third Party Transfer, but in any event not later than five (5) business days after the written request for same by the parties to the Independent Third Party Transfer. At any time during the Term, a Majority Stockholder may reallocate the Majority Stockholder’s ownership interest in any Shares to a separate account to benefit a member of such Majority Stockholder’s family (whether by blood, marriage or legal guardianship), including without limitation parents, children, aunts, uncles, cousins, nieces, nephews, grandparents or grandchildren of an individual, regardless of whether such individuals share a household with one another, or Transfer the ownership in any Shares other than pursuant to an Independent Third Party Transfer (each, an “Other Transfer”). All Shares Transferred other than pursuant to an Independent Third Party Transfer (including, but not limited to, an Other Transfer) (i) shall remain subject to the terms and conditions of this Agreement, (ii) such transferee shall be required to execute, and the Majority Stockholder shall deliver to the Company not later than two (2) business days immediately following such transfer, a Joinder to this Agreement in the form attached hereto as Exhibit E and (iii) such transferee shall thereafter be deemed an Affiliate of the Majority Stockholder and, during the Term, subject to the terms of this Agreement in accordance with the Joinder to this Agreement; provided, however, that each of the Majority Stockholders shall be permitted to effectuate Other Transfers for up to an aggregate of 100,000 Shares each calendar year during the Term (the “De Minimis Transfer”) and the Shares subject to the De Minimis Transfer shall not be subject to the restrictions set forth in subsections (i) through (iii) of the immediately preceding sentence.

(c)    Sale of Shares. Other than restrictions imposed by applicable securities laws, there shall be no restriction on the sale of Shares subject to an Independent Third Party Transfer whether the result of a sale of stock privately or in the public market. The Company shall not place any legends on any certificates or book entries evidencing or regarding the Shares restricting the transfer of any of the Shares.

14.    Representations and Warranties of the Majority Stockholders.

The Majority Stockholders represent and warrant to the Company, as of the Signing Date, that:

(a)    The Majority Stockholders have all requisite capacity and authority to enter into this Agreement and to perform their obligations hereunder and have each, to the extent requested by the Company, provided evidence to the Company of due authorization to enter into this Agreement.

(b)    The Majority Stockholders, or other listed entities, own of record the shares of Common Stock set forth on Exhibits A hereto (the “Controlled Shares”). None of the Majority Stockholders own, control (directly or indirectly), have the option or right to purchase, right to vote, hold proxies, or otherwise have the power to direct the voting or disposition of any shares of Common Stock other than the Controlled Shares.

(c)    Subject to the due authorization, execution and delivery of this Agreement by the Company, this Agreement, when executed and delivered, shall constitute a valid and legally binding obligation of the Majority Stockholders, enforceable against the Majority Stockholders in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and by general principles of equity.

(d)    The Majority Stockholders have sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 9, and sole power to agree to all of the matters applicable to the Majority Stockholders set forth in this Agreement, in each case, over all of the Controlled Shares subject to any applicable law, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) regulations or the terms and conditions of any trusts.

(e)    The execution, delivery and performance of this Agreement by the Majority Stockholders does not result in any material violation or material default (with or without notice or lapse of time, or both) of or under (i) any order, writ, injunction, judgment or decree of any governmental entity to which any Majority Stockholder is subject; (ii) any provision of any law applicable to any Majority Stockholder; or (iii) any material agreement to which any Majority Stockholder is a party or by which any Majority Stockholder is bound.

(f)    Except for this Agreement, and any liens on stock by banks in the normal course of business that would not limit the Majority Stockholders’ ability to comply with the terms and conditions of this Agreement, each Majority Stockholder has not (i) entered into any outstanding voting agreement, voting trust or similar agreement with respect to any of the Controlled Shares, (ii) granted any outstanding proxy, consent or power of attorney with respect to any of the Controlled Shares or (iii) taken any other action that would have the effect of preventing or disabling any Majority Stockholder from performing any of the obligations under this Agreement in any material respect.

(g)    Each Majority Stockholder is relying on advice from such stockholders own tax advisors for the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement, and is not relying on any statements or advice from the Company with respect to such tax consequences.

15.   Representations and Warranties of the Company.

The Company represents and warrants to the Majority Stockholders, as of the Signing Date, that:

(a)    The Company has the requisite capacity to enter into this Agreement and to perform its respective obligations hereunder.

(b)    Subject to the due authorization, execution and delivery of this Agreement, this Agreement, when executed and delivered, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and by general principles of equity.

(c)    The execution, delivery and performance of this Agreement by the Company does not result in any material violation or material default (with or without notice or lapse of time, or both) of or under (i) any order, writ, injunction, judgment or decree of any governmental entity to which the Company is subject; (ii) any provision of any law applicable to the Company; or (iii) any material agreement to which the Company is a party or by which the Company is bound.

(d)    Except for this Agreement, the Company has not taken any other action that would have the effect of preventing or disabling the Company from performing any of the obligations under this Agreement in any material respect.

(e)    Based upon, and following the recommendation of Company management, the Audit Committee of the Company has approved this transaction as being in the best interests of the Company and approved the transaction as a Related Party transaction.

(f)    The Board has approved the issuing of the Convertible Shares in this Agreement and has taken all steps necessary to permit the Convertible Shares to be issued in accordance with this Agreement and all applicable state and federal laws including, without limitation, the filing with the State of Delaware a Certificate of Designation establishing the class/series of convertible preferred non-voting stock of the Company to issue the Convertible Shares in accordance with the terms of this Agreement.

(g)    The Board has taken all action necessary to and the Company has authorized and registered sufficient shares of Common Stock so that when the Convertible Shares convert to Common Stock in accordance with the terms of this Agreement there will be sufficient shares of Common Stock authorized but unissued to allow for full conversion to the Convertible Shares to shares of Common Stock of Company.

(h)    By the Company’s executing this Agreement, the Company acknowledges, agrees, represents and warrants that the Amended and Restated By-Laws of the Company: (i) with such terms and conditions as are acceptable to the Company have been adopted and implemented in accordance with all applicable law, rules and regulations and corporate requirements; and (ii) fully and completely satisfy all conditions precedent regarding such matter to Company’s entering into this Agreement.

16.   Investment Representations and Further Documents. Each Majority Stockholder agrees upon request to execute any further documents or instruments reasonably necessary in the view of the Company to carry out the purposes or intent of this Agreement, including Exhibit C of this Agreement. For all purposes hereof, Brown shall use his reasonable efforts to cause IGT to comply with all terms and conditions of this Agreement to the same extent as a Majority Stockholder with respect to the Shares it holds as set forth in Exhibit A. The Company agrees upon request to execute any further documents or instruments reasonably necessary in the view of the Majority Stockholders, including all legal documents necessary to issue the Convertible Shares to the Majority Stockholders, to issue Common Stock when the Convertible Shares are converted, to remove any legends and/or restrictions on the transfer of the Shares to permit the Shares to be transferred as permitted and/or authorized by this Agreement, and to carry out the purposes or intent of this Agreement.

17.    Rights as Stockholder. Subject to the terms and conditions of this Agreement, each Majority Stockholder shall have all of the rights of a stockholder of the Company with respect to the Shares from and after the Signing Date, and until such time as a Majority Stockholder Transfers the Shares in accordance with this Agreement. Upon such Transfer, such Majority Stockholder shall have no further rights with respect to the Shares so Transferred.

18.    Adjustment for Stock Split, etc. All references in this Agreement to the number of shares of Common Stock automatically issuable upon the conversion of the Convertible Shares upon vesting, shall be adjusted in the event of any change in the number of issued shares of Common Stock (or issuance of shares other than Common Stock) by reason of any forward or reverse share split, or share dividend, recapitalization, reclassification, merger, consolidation, split-up, spin-off, reorganization, combination, exchange of shares of Common Stock, the issuance of warrants or other rights to purchase shares of Common Stock or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares of Common Stock, other securities or other property) (each, an “Adjustment Event”), so that the percentage of outstanding Common Stock of the Company represented by the shares of Common Stock issuable upon conversion of the Convertible Shares held by each Majority Stockholder hereunder immediately prior to such Adjustment Event constitutes the same percentage of outstanding Common Stock of the Company immediately after such Adjustment Event.

19.   Majority Stockholder Release of Claims.

(a)    Each Majority Stockholder, for himself, herself or itself and his, her or its Affiliates (past, present and future), heirs, assigns, executors, administrators, personal representatives and other successors, does, and shall cause each of his her, or its Affiliates (past, present and future) to, herewith now and forever absolutely, unconditionally and irrevocably release, indemnify and discharge each of the Company and its Affiliates (past, present and future) and stockholders, and each of the present and former directors, officers, partners, managers, employees, agents, attorneys and successors of the foregoing, from any and all claims, demands, rights, actions, suits, proceedings, liabilities, expenses, claims for reimbursement or indemnification, claims of any kind or type that might be assigned, or attempted to be assigned, by the Majority Stockholders to the Company, obligations and causes of action of any kind and nature whatsoever (collectively, with the matters set forth in Section I of Exhibit B attached hereto, “Claims”), fixed or contingent, known or unknown, liquidated or unliquidated, that each Majority Stockholder or any Person claiming through or under each Majority Stockholder ever had or now has or hereafter can, shall or may have for, upon or by reason of any matter, cause or event resulting from, arising out of or incurred with respect to, or alleged to result from, arise out of or be incurred with respect to, acts or omissions to act of any nature and kind whatsoever that occurred, in whole or in part, prior to or at the Signing Date (and, with respect to the adoption of Section 3.01 of the Bylaws), including, without limitation, all matters involving the Company, on one hand, and any Majority Stockholder and/or any Affiliates thereof, on the other hand (collectively, this Section 19 is hereinafter referred to as the “Majority Stockholder Release”).

(b)    Each Majority Stockholder expressly acknowledges that (i) the Majority Stockholder Release is intended to include in its effect all Claims any Majority Stockholder may have against the Company, including, without limitation, all Claims that any Majority Stockholder does not know or suspect to exist in such Majority Stockholder’s favor at the time of the execution and delivery hereof and (ii) the Majority Stockholder Release contemplates the extinguishment of all such Claims.

(c)    The provisions of the Majority Stockholder Release are contractual and not a mere recital. Each Majority Stockholder acknowledges that, before executing and delivering this Agreement, each Majority Stockholder has received and reviewed in detail the Majority Stockholder Release and this Agreement, that each Majority Stockholder fully understands the terms, content and effect of the Majority Stockholder Release and this Agreement, that each Majority Stockholder has relied fully and completely on its own judgment in executing and delivering the Majority Stockholder Release and this Agreement and that each Majority Stockholder has had the opportunity to obtain advice from an attorney of its own choosing.

(d)    Each Majority Stockholder is receiving a substantial economic benefit as a result of the transactions contemplated by this Agreement, and the Majority Stockholder Release is executed and delivered with the intent and understanding that it will be relied upon by the Company and its Affiliates and stockholders and the successors and assigns of the foregoing.

(e)    If any Majority Stockholder takes any action in contravention of this Section 19, it shall constitute a breach of this Agreement.

20.   Company Release of Claims.

(a)    The Company for itself and its Affiliates (past, present and future), representatives and other successors, does, and shall cause each of its Affiliates (past, present and future) to, herewith now and forever absolutely, unconditionally and irrevocably release, indemnify and discharge each Majority Stockholder, for himself, herself or itself and his, her or its Affiliates, heirs, assigns, executors, administrators, personal representatives and other successors of the foregoing, from any and all Claims, fixed or contingent, known or unknown, liquidated or unliquidated, that the Company or any Affiliate claiming through or under the Company ever had or now has or hereafter can, shall or may have for, upon or by reason of any matter, cause or event resulting from, arising out of or incurred with respect to, or alleged to result from, arise out of or be incurred with respect to, acts or omissions to act of any nature and kind whatsoever that occurred, in whole or in part, prior to or at the Signing Date, including, without limitation, all matters involving the Company, on one hand, and any Majority Stockholder and/or any Affiliates thereof, on the other hand (collectively, this Section 20 is hereinafter referred to as the “Company Release”).

(b)    The Company expressly acknowledges that (i) the Company Release is intended to include in its effect all Claims the Company may have against any Majority Stockholder, including, without limitation, all Claims that the Company does not know or suspect to exist in the Company’s favor at the time of the execution and delivery hereof and (ii) the Company Release contemplates the extinguishment of all such Claims.

(c)    The Company Release is executed and delivered with the intent and understanding that it will be relied upon by the Majority Stockholders and the successors and assigns of the foregoing.

(d)    If the Company takes any action in contravention of this Section 20, it shall constitute a breach of this Agreement.

21.    Amendments. This Agreement may be amended, modified or supplemented at any time and from time to time by the written agreement of the Company and the Majority Stockholders; provided, however, that the consent of the Company shall not be required to add a new party hereto in accordance with Section 13.

22.    Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

23.    Severability. If any one or more of the provisions of this Agreement, as applied to any party or any circumstance, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If any one or more of the provisions of this Agreement shall, for any reason, be held to be unenforceable as to duration, scope, activity or subject, such provision shall be construed by limiting and reducing it so as to make such provision enforceable to the extent compatible with the then existing applicable law.

24.    Specific Performance. The parties agree that the failure of any party to perform any obligation provided for by this Agreement could result in irreparable damage to the other parties, and that monetary damages alone would not be adequate to compensate the non-defaulting party for its injury. Any party shall therefore be entitled, in addition to any other remedy that may be available, including monetary damages, to obtain specific performance of the terms of this Agreement. If any action is brought by any party to enforce this agreement, any party against which the action is brought shall waive the defense that there is an adequate remedy at law.

25.    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) upon receipt, if sent by electronic or digital transmission method (including e-mail), or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed, in each case to the appropriate addresses and e-mail addresses as a party may designate by notice to the other parties from time to time.

26.    Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and all other Persons hereafter that become a party hereto. No rights or obligations hereunder may be assigned by any party hereto except as explicitly provided in this Agreement.

27.    Benefit and Burden. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or to provide any Person other than the parties (and including specifically any stockholder of the Company that is not a party to this Agreement) any rights or remedies hereunder or by reason hereof. This Agreement and all its conditions and provisions are intended to be, and are, for the sole and exclusive benefit of the parties hereto and their permitted successors and assigns and are not for the benefit of any other Person. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties.

28.    Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by any party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the parties or otherwise.

29.    Certain Rules of Construction. To the fullest extent permitted by law, the parties hereto intend that any ambiguities shall be resolved without reference to which party may have drafted this Agreement. All Section or subsection titles or other captions in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) words in the singular include the plural, and words in the plural include the singular; (d) provisions apply to successive events and transactions; (e) “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision; (f) “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import; (g) all references to “Sections” refer to Sections or subsections of this Agreement; (h) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; and (i) all references to “dollars”, “cents” or “$” shall be in U.S. Dollars.

30.    Waiver. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth in this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same or any other condition, promise, agreement or understanding at a future time.

31.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof.

32.    Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto. In the event that any signature is delivered by facsimile transmission, or by e-mail of a “.pdf” format data file, or other electronic format, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic signature page were an original thereof.

33.    Arbitration. It is understood and agreed between the parties hereto that any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (collectively, “Agreement Claims”), arising out of, in connection with, or in relation to this Agreement or the arbitrability of any Agreement Claims under this Agreement, shall be resolved by final and binding arbitration administered by an arbitrator mutually agreed to by the parties (the “Administrative Body”) and if no such agreement as to the Administrative Body is reached by the parties within sixty (60) days after the demand for arbitration by a party, then the Agreement Claims arising out of, in connection with, or in relation to this Agreement or the arbitrability of any Agreement Claims under this Agreement shall be resolved by final and binding arbitration administered by the Oakland County, Michigan offices of JAMS in accordance with the then-existing JAMS Arbitration Rules. The parties shall select a mutually acceptable neutral arbitrator from the panel of arbitrators serving with any of the offices of the Administrative Body mutually agreed to by the parties, or with any of the JAMS’s offices, if applicable, but in the event the parties cannot agree on an arbitrator, the Administrator of Administrative Body or JAMS, as applicable, shall appoint an arbitrator from such panel (the arbitrator so selected or appointed, the “Arbitrator”). The parties expressly agree that the Arbitrator may provide all appropriate remedies (at law and equity) or judgments that could be awarded by a court of law in Delaware, and that, upon good cause shown, the Arbitrator shall afford the parties adequate discovery, including deposition discovery. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all actions pursuant to this Section 33. The Arbitrator shall be bound by and shall strictly enforce the terms of this Section 33 and may not limit, expand or otherwise modify its terms. The Arbitrator shall make a good faith effort to apply the substantive law (and the law of remedies, if applicable) of the state of Delaware, or federal law, or both, as applicable, without reference to its conflict of law provisions. The Arbitrator is without jurisdiction to apply any different substantive law. The Arbitrator shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the Arbitrator shall have the discretion to determine whether any such claim of privilege or work product doctrine applies. The Arbitrator shall render an award and a written, reasoned opinion in support thereof. Subject to the provisions of Section 24, the Arbitrator shall have power and authority to award any appropriate remedy (in law or equity) or judgment that could be awarded by a court of law in Delaware, provided, however, that attorneys’ fees may not be awarded. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court having jurisdiction thereof. Any such judgement shall be subject to full appellate review by a court of law. Neither a party nor the Arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Adherence to this dispute resolution process shall not limit the parties’ right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests. Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Agreement Claims arising out of or relating to this Agreement. Each party shall bear its own fees and expenses with respect to this dispute resolution process and any action related thereto.

34.    Reserved.

35.    Headings. The descriptive headings contained in this Agreement are provided for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

36.    Third Party Advisors. Each Majority Stockholder has reviewed with its own legal, financial and accounting advisors this Agreement and the transactions contemplated by this Agreement. Each Majority Stockholder is relying solely on its own such advisors and is not relying the Company or any of its agents, including any statements or representations of the Company or any of its agents except as set forth in this Agreement.

37.    Definitions.

“Affiliate” means a Person controlled by, controlling or under common control with another Person, and for this purpose, “control” means the power to vote a majority of the voting power of a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of the Company.

“Change of Control” means either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least fifty percent (50%) of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company, other than such transaction effected primarily for the purpose of changing the domicile of the Company; provided, however, that in the event that any of the Majority Stockholders, any Family Members of any Majority Stockholders, any Relatives of any Majority Stockholders or any Affiliates of any of the foregoing maintain an ownership interest in the Company in excess of 25% of the then outstanding Common Stock, no Change of Control shall be deemed to have occurred.

“Common Stock” means the common stock, $0.01 par value of the Company.

“Family Member” of a Person shall mean any of the following: (i) any spouse, child, stepchild, parent, stepparent, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Person, above, wherever residing, (ii) any person residing (other than solely as a tenant or employee) in the same household as the Person and (iii) anyone else deemed to be a “family member” under applicable or relevant law, rule or regulation.

“Independent Director” means a member of the Board who (1) qualifies as an independent director under applicable laws and regulations, including, but not limited to (A) Delaware law, (B) the independence standards of the NASDAQ and (C) the United States Securities and Exchange Commission, (2) is affirmatively determined to be an independent director by the Governance Committee of the Board, (3) excludes, for the purposes of this Agreement, the Majority Stockholders, any of their respective Relatives, Family Members, or Affiliates, and (4) excludes, for purposes of this Agreement, any Person that is or was a present or past employee or advisor of any company with which any of the Majority Stockholders has been involved and any Person that is, or was in the past, related or affiliated in any way to any of the Majority Stockholders, including, without limitation, any Affiliates of IGT or SP/R.

“NASDAQ” means the NASDAQ Stock Market LLC.

“Person” means and includes an individual, a general or limited partnership, a limited liability company, a joint venture, a corporation (including any non-profit corporation), an estate, a trust, an unincorporated organization, an association, a government or any department or agency thereof or any entity similar to any of the foregoing.

“Relative” means any person who is related by blood, marriage, adoption, convention, law or similar relationship with another Person. A Person’s relatives include (without limitation) his or her spouse, any mother, father, grandmother, grandfather, sister, brother, daughter, son, niece, nephew, or other descendent of the Person or his or her spouse, or any of their respective spouses or descendants, in each case whether related by blood, marriage, adoption, law or otherwise and including (without limitation) “step” relationships (stepfather, stepmother, stepchild and the like) and “in -law relationships (mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in- law, sister-in-law and the like).

“Transfer” means a sale, transfer, assignment, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by realization upon any Encumbrance or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings). The term “Transferred” and similar iterations thereof shall have a correlative meaning.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Change of Control, Voting and Restricted Stock Agreement as of the date first above written.

SPAR GROUP, INC.

By:	/s/ Fay DeVriese
Name:	Fay DeVriese
Title:	Chief Financial Officer

MAJORITY STOCKHOLDERS:

/s/ Robert G. Brown
Robert G. Brown

/s/ William H. Bartels
William H. Bartels

SPAR ADMINISTRATIVE SERVICES, INC.

By:	/s/ William H. Bartels
Name: William H. Bartels
Title: President

SPAR BUSINESS SERVICES, INC.

By:	/s/ Robert G. Brown
Name: Robert G. Brown
Title: President

SPOUSE CONSENT
(FOR MARRIED NATURAL PERSONS ONLY)

The undersigned spouse (“Spouse”) of Robert G. Brown (the “Majority Stockholder”) has read, understands and hereby approves all the terms and conditions of the Change of Control, Voting and Restricted Stock Agreement, dated January 28, 2022 (the “Agreement”), by and among the Majority Stockholder and other Majority Stockholders (as defined therein) party thereto and SPAR Group, Inc., a Delaware corporation (the “Company”), pursuant to which the Majority Stockholder has been granted 600,000 shares of the Company’s convertible preferred non-voting stock (the “Convertible Shares”, and together with any shares of the Company’s common stock issued upon the vesting of the Convertible Shares, the “Shares”).

In consideration of the Company granting my spouse the right to receive the Shares under the Agreement, I hereby agree to be irrevocably bound by all the terms and conditions of the Agreement and further agree that any community property interest I may have in the Shares will be similarly bound by the Agreement.

In consideration of my grant of this Spousal Consent, the Company hereby does now and forever absolutely, unconditionally and irrevocably release, indemnify and discharge Spouse from any and all claims, demands, rights, actions, suits, proceedings, liabilities, obligations and causes of action of any kind and nature whatsoever (the “Claims”), fixed or contingent, known or unknown, liquidated or unliquidated, that the Company or any Person claiming through or under the Company ever had or now has or hereafter can, shall or may have for, upon or by reason of any matter, cause or event resulting from, arising out of or incurred with respect to, or alleged to result from, arise out of or be incurred with respect to, acts or omissions to act of any nature and kind whatsoever that occurred, in whole or in part, prior to or at the Signing Date, including, without limitation, all matters involving the Company, on one hand, and Spouse, on the other hand.

SPAR GROUP, INC.

By:	/s/ Fay DeVriese
Name: Fay DeVriese
Title: Chief Financial Officer

Dated:	January 28, 2022

/s/ Jean Brown
Signature of Spouse [Sign Here]

Jean Brown
NAME OF SPOUSE [PLEASE PRINT]

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